Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 559-4955 x101
brussell@cyanotech.com

Cyanotech Chairman Gregg Robertson Resigns

KAILUA KONA, Hawaii (October 27, 2010) — Cyanotech Corporation (Nasdaq Capital Market: CYAN) today announced that Gregg Robertson, age 76, Chairman of the Board of Directors, has resigned. Mr. Robertson has been a director of the company since 2004.

David I. Rosenthal, Interim President and CEO, said, “We regret the departure of Mr. Robertson from the Board and thank him for his many years of service to the Company and its shareholders during challenging times.  We wish him well.”

About Cyanotech  — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech’s Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin’s superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at its 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers in more than 54 countries worldwide. Cyanotech was the first microalgae company in the world to obtain quality management standards ISO 9001:2000 certification and is GMP-certified by the Natural Products AssociationTM.  Visit www.cyanotech.com for more information.

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73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com